State of Delaware
Secretary of State
Division of Corporations
Delivered 01:53 PM 12/13/2017
FILED 01:53 PM 12113/2017
SR 20177550705 - FileNumber 6337094

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF

DLP Fixed Fund II, LLC

1. Name of Limited Liability Company: DLP Fixed Fund II, LLC
2. The Certificate of Formation of the limited liability company is hereby amended as follows:  Article 1: The name of the Limited Liability Company is  DLP Positive Fixed Returns Fund LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 11th day of December, A.D. 2017

By:  Donald Wenner
Authorized Person(s)

Name: Donald Wenner
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